UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                            SCHEDULE 14A


Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for use of the Commission Only
	  (as permitted by Rule 14a-6(e)(2)
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                   Commission File No. 0-827


                Empire State Building Associates
        (Name of Registrant as Specified In Its Charter)


             (Name of Person(s) Filing Proxy Statement,
                if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ] No fee required

[X]	Fee computed on table below per Exchange Act Rules
        14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction
        applies: Participations.

2)	Aggregate number of securities to which transaction
        applies: [      ].

3)	Per unit price or other underlying value of
        transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and determined): The fee is equal to 1/50th of 1% of the assumed fair market value of the Property, which is presumed to be the aggregate of the cash to be received by the Registrant.

4)      Proposed maximum aggregate value of transaction: $60,000,000.

5)      Total fee paid: $12,000.


[X]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)      Form, Schedule or Registration Statement No.:
        Schedule 14A.

3)      Filing Party: Registrant

4)      Date Filed: September 14, 2001




                Empire State Building Associates L.L.C.
                        c/o Wien & Malkin LLP
                         60 East 42nd Street
                      New York, New York 10165
                     Telephone:  (212) 687-8700
                     Telecopier:  (212) 986-7679




                                         November 7, 2001



To Participants in Empire State Building Associates L.L.C.:

        I am pleased to advise you that I and the other Agents have now each received more than the 80% participant authorization needed for the acquisition and financing program recommended in our September 14, 2001 solicitation statement.

        Due to your strong and prompt support for the program, we can now terminate the solicitation to avoid further solicitation costs and proceed with negotiations for an agreement with the fee owner. I will advise you of developments.

        Our final solicitation report will include any consent we receive by November 13, 2001.

        Thank you for your cooperation.


                                        Cordially,



                                        Peter L. Malkin



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